Exhibit 5.1

August 5, 2013

Provident New York Bancorp
400 Rella Blvd.

Montebello, New York 10901

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Provident New York Bancorp, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 39,240,026 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp, a New York corporation (“Sterling”), and the Company (as it may be amended from time to time, and including all exhibits thereto, the “Merger Agreement”), pursuant to which Sterling will merge with and into the Company (the “Merger”).

In rendering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate.  In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of Provident and certificates of officers of Provident and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents, and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the stockholders of the Company and the shareholders of Sterling have duly adopted the Merger Agreement, and the certificate of merger setting forth the Certificate Amendment (as defined in the Merger Agreement) has been duly filed with the Secretary of State of the State of Delaware and the Department of State of the State of New York, then (i) the Shares will be, upon issuance, duly authorized and (ii) when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been duly issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz